Registration No.


                     SECURITIES AND EXCHANGE COMMISSION
                            Washington, DC  20549

                                  FORM S-8

                           REGISTRATION STATEMENT

                                    UNDER

                         THE SECURITIES ACT OF 1933

                         Millipore Corporation
             (Exact name of registrant as specified in charter)

     Massachusetts                           04-2170233
(State or other jurisdiction of incorporation or organization)   (IRS
Employer Identification Number)

          80 Ashby Road, Bedford, Massachusetts     01730
               (Address of Principal Executive Offices)          (Zip Code)
                            MILLIPORE CORPORATION
                     1995 Employees' Stock Purchase Plan
                          (Full title of the plans)
                           Geoffrey Nunes, Esquire
                            Millipore Corporation
                                80 Ashby Road
                        Bedford, Massachusetts  01730
                               (617) 275-9200
          (Name, address and telephone number of agent for service)
                       CALCULATION OF REGISTRATION FEE

 Title Of                  Proposed      Proposed
Securities  Amount To Be   Maximum       Maximum       Amount
  To Be      Registered    Offering     Aggregate   Registration
Registered                Price Per      Offering        Fee
                            Share         Price

Common      200,000      $61.375      $12,275,000.00*     $4,233.00
Stock       Shares
$1.00 Par
Value

* Pursuant to Rule 457(h)(l), the maximum aggregate offering price and the computation of the registration fee has been calculated upon the basis of the price at which the options may be exercised.

Pursuant to General Instruction E of Form S-8, this Registration Statement relates to 200,000 additional shares of Common Stock of the Registrant to be issued pursuant to the 1995 Employees' Stock Purchase Plan. The Registrant hereby incorporates by reference the earlier registration statements filed under SEC file no. 0-1052 and bearing the Registration Statement Number 2-91432.

P R O S P E C T U S


                            MILLIPORE CORPORATION
                                80 Ashby Road
                        Bedford, Massachusetts 01730


                     1995 EMPLOYEES' STOCK PURCHASE PLAN


                               200,000 SHARES


                                COMMON STOCK

                              ($1.00 PAR VALUE)



This Employees' Stock Purchase Plan Booklet provides information on shares of the Common Stock, $1.00 par value (the "Common Stock") of Millipore Corporation which may, from time to time, be offered and sold to employees of Millipore Corporation (the "Corporation") and its subsidiaries under the Millipore Corporation Employees' Stock Purchase Plan (the "Purchase Plan") described herein.




The Company's Common Stock is traded on the New York Stock Exchange.




THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                 The date of this Prospectus is May 2, 1995

                              TABLE OF CONTENTS

                                                       PAGE

INTRODUCTION                                             3
QUESTIONS AND ANSWERS ABOUT THE PURCHASE PLAN

     - Participation in the Plan (Questions 1-3)         4
     - Purchase of Shares (Questions 4-11)               5
     - Payment for Shares (Questions 12-15)              7
     - Sale of Shares (Questions 16-17)                  8
     - Administration of the Purchase Plan
          (Questions 18-22)                              9
     - Amendment and Termination (Questions 23-24)      10

ERISA AND FEDERAL TAX ASPECTS OF THE PURCHASE PLAN      11
INDEMNIFICATION                                         12
LEGAL MATTERS                                           12
EXPERTS                                                 12
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE         13
EXHIBIT A - TEXT OF THE PURCHASE PLAN                  A-1



                           ADDITIONAL INFORMATION

     This Employees' Stock Purchase Plan Booklet does not contain all of the information set forth in the Registration Statement filed by Millipore Corporation with the Securities and Exchange Commission in Washington, D.C. For further information with respect to the Corporation, the Purchase Plan and the Common Stock offered under the Purchase Plan, reference is made to the information set forth in the Registration Statement including the exhibits filed therewith. Additional updating information with respect to the Common Stock may be provided in the future to Plan participants.

     Millipore is subject to the informational reporting require-ments of the Securities Exchange Act of 1934 and, in accordance therewith, files reports and other information with the Securities and Exchange Commission. Copies of all such reports, proxy statements and other information filed by Millipore with the Securities and Exchange Commission may be inspected and copied at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of all such material may also be obtained through the Public Reference Section of the Securities and Exchange Commission, Washington, D.C. 20549 at the prescribed rates.

     Millipore will, upon written or oral request directed to the Office of the General Counsel, at Millipore's executive offices, 80 Ashby Road, Bedford, MA 01730 (617) 275-9200, furnish promptly and without charge to any employee participating in the Plan a copy of Millipore's Annual Report to Stockholders for its last fiscal year as well as any of the other information referred to under the caption "Incorporation of Certain Documents by Reference" appearing infra.

                                INTRODUCTION


     Millipore Corporation (the "Corporation") is a corporation organized under the laws of the Commonwealth of Massachusetts with its principal executive offices located at 80 Ashby Road, Bedford, Massachusetts 01730.
The Corporation's telephone number is: (617) 275-9200. The Corporation has a number of domestic and foreign subsidiaries, all of which are wholly owned.

     The Corporation has traditionally maintained in effect an Employees' Stock Purchase Plan for the benefit of all employees (as that term is defined in Section 423 of the Internal Revenue Code of 1986 (the "Code")) of direct and indirect wholly-owned subsidiaries of the Corporation who meet specified eligibility requirements. The most recent plan, the 1984 Purchase Plan, expires on April 30, 1995.

     Management believes that affording eligible employees the opportunity to acquire shares of Millipore Common Stock through an Employees' Stock Purchase Plan will continue to provide employees with a performance incentive and encourage employee identification with Millipore's long-term goals. Therefore, Millipore's Board of Directors adopted a new Millipore Corporation 1995 Employees Stock Purchase Plan (the "Purchase Plan") on February 9, 1995, subject to Stockholder approval at the 1995 Annual Meeting.

          The Purchase Plan is intended to meet the requirements of the Code relating to employee stock purchase plans. An aggregate of 200,000 shares of Common Stock are reserved for issuance under the Purchase Plan.

     The purpose of the Purchase Plan is to give employees of the Corporation and its subsidiaries a continuing opportunity, by means of payroll deductions, to purchase shares of the Corporation's Common Stock, $1.00 par value per share (the "Common Stock") through a series of annual offerings of shares. The Corporation believes that affording eligible employees the opportunity to acquire shares of Common Stock through the Purchase Plan will act as a performance incentive, will encourage employee identification with the Corporation's long term goals and will help the Corporation attract and retain competent personnel.

     Eligible employees on the date of offering, May 1 of each year (the "Offering Date") may purchase Common Stock through payroll deductions. Purchases under the Purchase Plan may not exceed 25% of annual base pay and are limited to authorized payroll deductions only, which are also limited to 25% of monthly base pay. An additional limitation restricts the total fair market value (determined as of the Offering Date) of all shares which can be purchased by an employee in one year to $25,000. All those shares which are not purchased in any Purchase Plan year expire as to that particular employee but remain in the Purchase Plan for subsequent years. Officers and employee Directors of the Corporation participate in the Purchase Plan on the same basis as other employees.

     The price for a share of Common Stock under the Purchase Plan is 100% of the fair market value on the Offering Date or on the last day of the calendar month during which the employee has accumulated enough in his account to buy the share - whichever price is lower. The full text of the Purchase Plan appears at the end of this booklet as Exhibit A. The following explanatory material is intended to help you better understand its provisions. In the event of a contradiction between the following description and the terms of the Purchase Plan, the latter shall govern.

                QUESTIONS AND ANSWERS ABOUT THE PURCHASE PLAN

PARTICIPATION IN THE PURCHASE PLAN

1.   Am I eligible?

As a general rule, if you have been a regular employee of the Corporation and/or any of its subsidiaries continuously for at least ninety days on the Offering Date (May 1 of each year), you are eligible to participate during the annual purchase period, commencing with that Offering Date. Eligible employees receive annual notification of eligibility to participate in the Purchase Plan which will include the grant of a purchase right ("purchase right") to purchase a specified number of shares of Common Stock under the Purchase Plan together with other materials related to participation.

2.   How may I participate?

Shares of Common Stock are offered under the Purchase Plan in a series of annual offerings for a twelve month purchase period commencing May 1 of each year (a "Purchase Period"). If you wish to participate in the Purchase Plan during a Purchase Period, you must use the interactive telephone system ("Benefits Express'd 2001") to enroll. A confirmation of your enrollment and a Smith Barney Shearson account signature card will be sent to you provided you do not already have an account with Smith Barney Shearson. If you are unable to use Benefits Express'd 2001, please contact your Benefits Administrator. If you participated in the plan in prior years, you already have an account with Smith Barney Shearson and do not need to complete a new signature card. However, you must enroll through Benefits Express'd 2001 in order to participate in the Plan during the current Purchase Period. Your deduction election (a percentage of your earnings) will be transmitted to your Payroll Department and, to the extent possible, deductions will begin with the next pay period. If you are unable to use Benefits Express'd 2001, please contact your Benefits Administrator.

It is your responsibility to ensure that your Payroll Department is properly carrying out your instructions. You should regularly examine the statement of earnings and deductions which is issued with your paycheck to verify that your instructions are being followed. Any discrepancy should be promptly reported to your Payroll Department.

3.   What if my employment ends?

If your employment with the Corporation or its subsidiaries ends for any reason other than your death, you shall have the right to exercise any unexercised portion of your purchase right under the Purchase Plan within three months after your termination of employment.

The Purchase Plan Committee (see question 18 below), unless overruled by the Board of Directors, shall determine whether an authorized leave of absence for military or governmental service shall constitute a termination of employment.

If you should die during or within three months following the termination of your employment and shall not have fully exercised a purchase right, the purchase right may be exercised within six months after your death or within 27 months after the date of grant, whichever date comes later, by your executors, administrators or the person who acquired the purchase right directly from you by bequest or inheritance.

PURCHASE OF SHARES

4.   How do I purchase shares?

Amounts you have authorized to be deducted from your earnings are accumulated in a separate account kept for you with respect to each Purchase Period and are totaled on the last day of each calendar month. On that day, the purchase price is charged against your account, and the number of whole as well as fractional shares that you purchased that month is determined. Approximately 10 business days following the last day of each quarter of the Purchase Plan year (July 31, October 31, January 31, and April 30), the shares purchased through your payroll deductions during the preceding quarter are credited to a special brokerage account for you at Smith Barney Shearson.

While you are a participant in an offering under the Purchase Plan, you will be deemed to exercise your purchase right to the fullest extent possible as of the last day of each calendar month. No interest will be credited to your account for any funds held under the Purchase Plan.

All accounts will be maintained in U.S. Dollars. Amounts withheld in currencies other than U.S. dollars will be promptly transferred to the United States, converted to U.S. Dollars and credited to a participant's account. The exchange rate at which each conversion is made will be the rate in effect on the last day of each preceding month as quoted by The Wall Street Journal.

You will have no rights or privileges as a Millipore stockholder with respect to shares purchased under the Purchase Plan until one or more whole shares have been credited to your account at Smith Barney Shearson. Purchase of shares under a purchase right may be made only during the 12 month Purchase Period to which such purchase right relates.

5.   Can I open a joint account with Smith Barney Shearson under the Purchase
     Plan?

Your account may be opened either in your name or jointly in your name and the name of a member of your family with right of survivorship. If you are a resident of a jurisdiction that does not recognize such a joint tenancy you may have the account opened in your name as a tenant in common with a member of your family, without right of survivorship. To change your account from single to joint ownership or vice versa you will need to contact Smith Barney Shearson directly for information and appropriate forms.

NOTE: It requires consent of all parties to a joint account to conduct transactions concerning the shares held in joint names.

It is your responsibility to keep the address on your account current. You can do this by completing and forwarding a Transaction Order Form to Smith Barney Shearson.

6. When will I receive certificates for the shares I purchase under the Purchase Plan?

Shares purchased under the Purchase Plan are retained on your behalf by Smith Barney Shearson. If you wish, you may automatically receive a certificate for the whole shares in your account at the end of each quarter by completing a Transaction Order Form and submitting it to your Human Resources department. The certificate will be issued to you within 20 working days following the last day of each quarter of the Purchase Period. You may also request a certificate for a portion or all of the whole shares in your share balance at any time by completing and forwarding a Transaction Order Form directly to Smith Barney Shearson. Unless you instruct Smith Barney Shearson otherwise, certificates will be registered in the same name (or names) and with the same address that appears on your Smith Barney Shearson account.

7.   How many shares may I purchase under the Purchase Plan?

The maximum number of shares of Common Stock that you may purchase pursuant to your purchase right is computed as a uniform fixed number of shares, as specified in each offering, for each $1,000 and each fraction thereof of total compensation earned by you from the Corporation and its subsidiaries during the calendar year immediately preceding the Offering Date. For eligible employees who have completed less than one year of service with the Corporation and its subsidiaries on the Offering Date, total compensation shall be deemed to be the employee's annual earnings based on the rate of pay approximately 30 days prior to the beginning of the current Purchase Period. The number of shares to be offered to any employee paid in currencies other than U.S. Dollars shall be determined by converting the total compensation paid into dollars using the exchange rate quoted in The Wall Street Journal in effect on December 31 of the preceding year. No employee will be granted a purchase right under the Purchase Plan which would accrue at a rate which, for any one calendar year, exceeds $25,000 of fair market value of Common Stock at the time of grant.

8.   How much will a share cost?

The price you pay for a share of Common Stock purchased under the Purchase Plan is the lower of:

     100% of the fair market value on May 1, the Offering Date (the "Offering Price"); or

     100% of the fair market value on the last day of the calendar month during the offering in which you have sufficient funds in your account to purchase one or more whole shares (the "Alternative Offering Price")

The Offering Price is the most you pay for any share under a particular offering.

The Alternative Offering Price is computed as of the last day of each calendar month during the Purchase Period and fluctuates with the market price of the Corporation's Common Stock.

9.   How is fair market value determined?

The fair market value of the Common Stock is determined as of any given date by the closing price of the Common Stock as reported on the New York Stock Exchange.

10.  Will I receive dividends?

While shares are in your Smith Barney Shearson account, cash dividends will be automatically reinvested into additional shares of Millipore Corporation Common Stock and your account will be credited with both whole and fractional shares. If you prefer to receive your dividends in cash, you should contact Smith Barney Shearson directly.

11.  What is the effect of a stock split or a stock dividend?

In the event of a stock split or a stock dividend of 10% or more, the number of shares of Common Stock reserved or authorized to be reserved under the Purchase Plan will be increased proportionately, the Offering Price per share will be reduced proportionately and any other adjustments will be made which the Committee or Board of Directors deems equitable. In the event of any other change affecting the Corporation's Common Stock, the Board of Directors will make such adjustments it deems equitable.

PAYMENT BY PAYROLL DEDUCTION

12.  How do I pay for shares?

Shares of Common Stock purchased under the Purchase Plan by employees must be paid for by authorized payroll deductions. Purchases of shares under the Purchase Plan after an employee's death or other termination of employment must be paid in full in cash prior to the effective date of such purchase.

13.  What amount may I have deducted?

The maximum Purchase Period payroll deduction which you may authorize is 25% of your total compensation during the Purchase Period specified in the offering or that part of the Purchase Period during which you elect to participate, whichever is less.

In addition, your monthly deduction may not exceed 25% of your monthly base pay. The minimum deduction is that percentage of your rate of pay at the time of authorization of the deduction which will enable you to save the Offering Price of one share of Common Stock by the end of that Purchase Period. Payroll deductions must be specified in terms of a fixed percentage for each applicable pay period.

14.  When may I change the amount of my payroll deductions?

You may increase or decrease your payroll deduction at any time by calling Benefits Express'd 2001; however, a payroll deduction may be increased only once and reduced only once during any Purchase Period. The change may not take effect sooner than the next pay period following your election.

15.  May I withdraw the funds accumulated in my account?

You may at any time and for any reason permanently draw out the uninvested balance accumulated in your account and thereby withdraw from participation in an offering. Each month's deductions are deemed to have been invested as of the last day of the month. If you withdraw from a Purchase Period, you may re-enter only once during the same Purchase Period.

Partial withdrawals are not permitted.

SALE OF SHARES

16.  When may I sell my shares?

There are no restrictions on resale imposed by the Purchase Plan. You are free to sell the shares of Common Stock credited to your Smith Barney Shearson account or for which you hold the certificates at any time on the open market, through a broker of your choice. For information on the federal tax liability associated with the sale of Common Stock acquired under the Purchase Plan, see "ERISA and Federal Tax aspects of the Purchase Plan" below. In addition, there are certain restrictions on resale imposed by regulations promulgated by the Securities and Exchange Commission on sales by officers, directors and certain other shareholders as well as any employee who is in possession of "inside information".

17.  How can my rights under the Purchase Plan be transferred?

You may not transfer your rights under the Purchase Plan other than by will or by the laws of descent and distribution. During your lifetime, only you may exercise any purchase right under the Purchase Plan granted to you as a participating employee. An employee may not create any lien against any funds or shares held in his account under the Purchase Plan.

ADMINISTRATION OF THE PURCHASE PLAN

18.  How is the Purchase Plan administered?

The Purchase Plan is administered by a Committee appointed by the Corporation's Board of Directors. The Committee consists of no fewer than three members, some or all of whom may but need not be Directors. The Board of Directors may from time to time add members to, remove members from, or fill vacancies on the Committee. The term of office of the Committee members is at the discretion of the Board of Directors.

The Committee acts by a majority vote of the members present at a meeting or by a document signed by a majority of the members.

The Committee's determinations as to the interpretation and construction of the Purchase Plan or any purchase right granted under the Purchase Plan are final unless otherwise determined by the Board of Directors. Committee members may participate in the Purchase Plan.

The Committee administering the Plan currently consists of Evon Beland, Jeffrey Gard and Patricia Powers. All of the members of the Committee are Millipore employees; none of the members is a Director of Millipore. The Committee's address is c/o Millipore Corporation, 80 Ashby Road, Bedford, Massachusetts 01730. The Committee is paid no compensation from the assets of the Purchase Plan.

19.  What reports will I receive?

Within 15 working days after the end of each Purchase Period quarter, you will receive a Confirmation Statement from Smith Barney Shearson. The Statement will show the amount of your payroll deductions less any withdrawals; the Purchase Price; the number of shares purchased for the period; your previous share balance and the present share balance in your account. If the Purchase Price varies within a Purchase Period quarter (that is, the Alternative Offering Price for one or more months within the quarter was lower than the Offering Price), you will receive multiple statements.
You will also receive a Confirmation Statement each time there is a transaction (including the payment of dividends) which affects your account.

It is your responsibility to examine the statements. Should you have any questions or concerns regarding the number of shares held in your account under the Purchase Plan you should contact the Corporate Compensation & Benefits Department. If you have any other questions concerning the activity in your share account, you should contact Smith Barney Shearson directly.

NOTE: The Confirmation Statements are the only records you will receive that record the cost basis of the shares purchased by you under the Purchase Plan. Therefore, it is your responsibility to retain the Statements for income tax purposes.

You will receive an Internal Revenue Service Form 1099 in January of each year from Smith Barney Shearson reporting any dividends that were paid to your account during the prior calendar year.

If you sell any of the shares in your account, Smith Barney Shearson will also send you a Form 1099 for the calendar year in which the sale was made, reporting the gross proceeds you received for the sale.

You may request from Smith Barney Shearson a complete Statement of Account showing all the activity in your account.

20.  Where do the shares come from?

The shares of Common Stock which you purchase under the Purchase Plan are shares of the Corporation's authorized but unissued or reacquired Common Stock. There are no fees or other charges related to your purchase under the Purchase Plan.

21.  How does the Corporation use the funds?

All funds received by the Corporation with respect to purchases under the Purchase Plan may be used for any corporate purpose.

22.  Where can I get more information?

Most questions can be answered by your Human Resources Department. Any unanswered questions should be brought to the attention of the Purchase Plan Committee.

AMENDMENT AND TERMINATION

23.  Can the Purchase Plan be amended?

The Board of Directors may at any time amend the Purchase Plan in any respect, except that no amendment increasing or decreasing the number of shares of Common Stock to be reserved under the Purchase Plan or decreasing the purchase price per share (other than as discussed in the answer to question 11 above) may be made without the approval of the Corporation's stockholders.

24.  When does the Purchase Plan end?

The Purchase Plan and all rights of employees under any offering may be terminated at any time by the Board of Directors and will end automatically if and when participating employees exercise purchase rights to purchase a number of shares of Common Stock equal to or greater than the number of shares remaining available for purchase under the Purchase Plan. In that event the Committee will allocate the available shares among the participating employees in an equitable manner. The aggregate number of shares which may be purchased under all purchase rights granted under the Purchase Plan shall not exceed 200,000 shares of Common Stock.

In no event may the final Purchase Period extend beyond 2005.
Upon termination of the Purchase Plan, any balance in your account will be promptly refunded.

             ERISA AND FEDERAL TAX ASPECTS OF THE PURCHASE PLAN

The following summary describes the Corporation's understanding as to certain features of present Federal income tax law as they apply to individual employees participating in the Purchase Plan and to the Corporation as a result thereof; this should not be viewed as a definitive statement of Federal tax law or a substitute for individual tax planning.

The Corporation believes that the Purchase Plan is not subject to the provisions of The Employee Retirement Income Security Act of 1974.

The Purchase Plan is intended to be an employee stock purchase plan as defined in Section 423 of the Internal Revenue Code of 1986 (a "Section 423 Plan").

As a general matter, an employee who remains in the employ of the Corporation and holds shares of Common Stock acquired under the Purchase Plan will not realize any taxable income upon the grant of a purchase right or upon the exercise of that right.

The employee's basis for determining gain or loss on subsequent sales of such shares of Common Stock will be the difference between the purchase price paid for the shares and the sale price of the shares. In general, any gain realized upon the sale of such shares will be taxed at either the individual's marginal federal tax rate (in 1995 these tax rates range from 15% to 39.6% depending on the individual's taxable income) or at the federal capital gains tax rate (in 1995 this rate is 28%) depending on how long the employee holds the shares after the purchase date. If the shares purchased through the Purchase Plan are held for BOTH of the following time periods, then any gain realized upon the sale of the shares will be taxed at a federal tax rate no greater than the capital gains tax rate: The two holding periods that must be met are: (1) two years from the Offering Date (May 1st of each year); AND (2) one year from the date the shares are purchased (the purchase date is deemed to be the last day of each month in which there are sufficient funds in an employee's account to purchase one or more whole shares of Common Stock). By way of example, if an employee purchases Common Stock through the Purchase Plan at any time from May 1, 1995 through April 30, 1996, the employee must hold that Common Stock for a minimum of two years from the May 1, 1995 Offering Date, i.e., May 1, 1997, in order to have any gain realized upon the sale of that Common Stock subject to the federal capital gains tax rate. If the shares are sold before May 1, 1997, any gain realized upon the sale of the shares will be taxed at the employee's marginal federal tax rate as ordinary income.

You should be aware that a "sale" also includes a transfer by exchange, gift or termination of a joint tenancy where a person other than the employee becomes sole owner; a sale does not include a pledge, or a transfer under a will or the laws of descent or distribution.

Your income tax liability is your responsibility. This description of U.S. Federal income tax consequences is merely to help you understand certain tax aspects of Section 423 plans. State tax law treatment of participation in the Purchase Plan may differ from Federal tax provisions. Where necessary, you should seek competent professional advice. The tax regulations of countries other than the United States may differ substantially from the United States regulations. Knowledge of these regulations and compliance with them is the responsibility of the employee.


                               INDEMNIFICATION

The Corporation's By-Laws provide that each officer and director of the Corporation and its subsidiaries shall be indemnified, to the full extend permitted by law, against all liabilities and expenses arising out of litigation and other proceedings in which he is involved because of being an officer or director of the Corporation or a subsidiary so long as he shall have acted in good faith in the reasonable belief that his action was in the best interests of the Corporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Corporation pursuant to the foregoing provisions, or otherwise, the Corporation has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Corporation of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Corporation will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                LEGAL MATTERS

Legal matters in connection with the Shares being offered under the Purchase Plan have been passed upon for the Corporation by Geoffrey Nunes, Esquire, Senior Vice President and General Counsel of the Corporation. As of April 1, 1995 Mr. Nunes owned 36,500 shares of Millipore Common Stock and held options to acquire an aggregate of 85,393 Millipore shares at an average per share exercise price of $36.44.


                                   EXPERTS

The consolidated financial statements of the Corporation and its subsidiaries included in the Corporation's most recent Annual Report to Stockholders which are incorporated herein by reference, have been

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
examined by Coopers & Lybrand L.L.P., independent certified public accountants, to the extent and for the periods indicated in their report. Such financial statements have been included herein through such incorporation in reliance upon the report of said firm and upon the authority of said firm as experts in auditing and accounting.


               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Corporation hereby incorporates by reference the documents listed below and further states that all documents subsequently filed by it pursuant to Sections 13 (a), 13 (c), 14 and 15 (d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part thereof from the date of filing of such documents:

     (a) Millipore's Annual Report on Form 10-K for the fiscal year ended December 31, 1994.

     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act subsequent to the filing of Millipore's Annual Report on Form 10-K for the fiscal year ended December 31, 1994.

     (c) The description of Millipore's Common Stock set forth in response to Item 1 of Millipore's Form 8-A Registration Statement under the Securities Exchange Act of 1934, filed May 13, 1965, as most recently revised by Millipore's Annual Report on Form 10-K for the fiscal year ended December 31, 1994.

                                 Exhibit  A


                            MILLIPORE CORPORATION
                     1995 EMPLOYEES' STOCK PURCHASE PLAN



     The purpose of the Millipore Corporation 1995 Employees' Stock Purchase Plan (the "Plan") is to provide employees of Millipore Corporation (the "Corporation") and its subsidiary corporations a continuing opportunity to purchase the Corporation's Common Stock (the "Common Stock") through annual offerings. Two hundred thousand (200,000) authorized but unissued or treasury shares of Common Stock in the aggregate may from time to time be reserved for this purpose by the Board of Directors of the Corporation. It is intended that this Plan shall constitute an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986 (the "Code"). The provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

     1. Administration. The Plan shall be administered by a committee appointed by the Board of Directors of the Corporation (the "Committee").
The Committee shall consist of no fewer than three members, some or all of whom may but need not be members of the Board of Directors. The Board of Directors may from time to time remove members from, or add members to, the Committee. Vacancies of the Committee, however caused, shall be filled by the Board of Directors. The Committee shall select one of its members as Chairman, and shall hold meetings at such times and places as it may determine. Actions pursuant to the affirmative vote of a majority of the members of the Committee present at any meeting or pursuant to the written consent of a majority of the members of the Committee shall be valid action of the Committee. The interpretation and construction by the Committee of any provision of the Plan or of any option granted under it shall be final unless otherwise determined by the Board of Directors. No member of the Board of Directors or of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under it.

     2. Definitions. In addition to the definitions provided elsewhere in this Plan, the following terms shall have the meanings set forth below:

     "Date of Offering" shall be the first day of May in each year.

     "Parent corporation" and "subsidiary corporation" shall have the meanings set forth in Section 425(c) and (f) of the Code.

     "Total compensation" means an employee's regular straight time earnings, including payments for overtime, shift premium, incentive compensation, bonuses, and other special payments.

     "Working Day" means a day other than a Saturday, Sunday or scheduled holiday.

     3. Eligibility. All employees of the Corporation and its subsidiaries who have been continuously employed by the Corporation and/or any of its subsidiaries for ninety days shall be granted purchase rights under the Plan to purchase Common Stock. Each eligible employee shall be granted a purchase right effective on the next succeeding Date of Offering. In no event may an employee be granted a purchase right if such employee, immediately after the purchase right is granted, owns stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Corporation or of its parent corporation or subsidiary corporation. For purposes of determining stock ownership under this paragraph, Section 424(d) of the Code shall apply and stock which the employee may purchase under the outstanding options shall be treated as stock owned by the employee. For purposes of this Section 3, the term "employee" shall not include an employee whose customary employment is not more than five (5) months in any calendar year.

     4. Offerings. The Corporation will make one annual offering to employees to purchase stock under the Plan. The terms and conditions for the offering shall define the duration of the offering and shall specify the amount of stock that may be purchased thereunder. The fixed term of any offering shall include a Purchase Period of 12 months duration commencing with the Date of Offering. The amounts received as Total Compensation by an employee shall constitute the measure of such employee's participation in the offering in accordance with Section 7.

     5. Accrual Limitation. No offering shall be effective to grant to any employee a purchase right which permits his rights to purchase stock under all "employee stock purchase plans" of the parent or any subsidiary corporation to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined at the time such purchase right is granted) for each calendar year in which such option is outstanding at any time.

     For purposes of this paragraph:

     (A) the right to purchase stock under a purchase right accrues when the purchase right (or any portion thereof) first becomes exercisable during the calendar year;

     (B) the right to purchase stock under a purchase right accrues at the rate provided in the purchase right, but in no case may such rate exceed $25,000 of the fair market value of such stock (determined at the time such purchase right is granted) for any one calendar year; and

     (C) a right to purchase stock which has accrued under one purchase right granted pursuant to the Plan may not be carried over to any other purchase right.

     6. Stock. The stock subject to the purchase rights shall be shares of the Corporation's authorized but unissued or treasury shares. The aggregate number of shares which may be issued under all purchase rights granted under this Plan shall not exceed 200,000 shares of Common Stock.

     7. Terms and Conditions of Purchase Rights. Purchase rights granted pursuant to the Plan shall be in such form as the Committee may from time to time recommend and the Board of Directors shall from time to time approve, provided that all employees granted purchase rights shall have the same rights and privileges (except as otherwise required by Section 5) and provided further that such purchase rights shall comply with and be subject to the following terms and conditions:

                  (a) Number of Shares. Each purchase right granted thereunder shall provide that the grantee may purchase a uniform fixed number of shares of Common Stock, as specified in each offering, for each $1,000 and each fraction thereof of total compensation earned by the employee in the employment of the Corporation and/or any of its subsidiary corporations during the calendar year immediately preceding the Date of Offering. Provided, however, that for eligible employees who have completed less than one year of service on the Date of Offering, Total Compensation shall be the employee's annual earnings based on the rate of pay at the time of employment by Millipore and its subsidiaries.

     Furthermore, no purchase right may permit the purchase of stock in excess of the amounts set forth in Section 5.

          (b) Price. Each purchase right shall state that the price per share shall be an amount equal to the lower of: (a) 100% of the fair market value of each share of Common Stock on the date of the granting of the purchase right (the "Offering Price"); or (b) 100% of the fair market value of each share at the time of exercise (the "Alternative Offering Price"). The fair market value shall be defined as the closing price for the Corporation's stock on the New York Stock Exchange as reported on the composite tape on the last business day prior to the date on which the option was granted, or if no sale of the stock shall have been made on the New York Stock Exchange on that day, on the next preceding day on which there was a sale of such stock. Subject to the foregoing the Board of Directors and the Committee shall have full authority and discretion in fixing the price and be fully protected in doing so.

     8. Participation. An eligible employee may participate in such offering at any time during the purchase period by making an election through Benefits Express'd 2001. The election will authorize regular payroll deductions from the employee's compensation starting with the next paycheck when possible.

     9. Deductions. The Corporation will maintain payroll deduction accounts for all participating employees. With respect to any offering made under this Plan, an employee may authorize a payroll deduction up to a maximum of 25% of his total compensation during the Purchase Period specified in the offering or during such portion thereof as he may elect to participate, whichever is less. As a minimum, an employee may only authorize a payroll deduction based on his rate of pay at the time of such authorization which will enable him by the end of the Purchase Period to accumulate in his account an amount equal to the Offering Price for one share of stock for that particular offering.

     10. Deduction Changes. An employee may at any time increase or decrease his or her payroll deduction by calling Benefits Express'd 2001.
The change may not become effective sooner than the next pay period. A payroll deduction may be increased only once and reduced only once during any Purchase Period.

     11. Withdrawal of Funds. An employee may at any time and for any reason permanently draw out the balance accumulated in his account and thereby withdraw from participation in an offering. He may thereafter begin participation again once during the remainder of the Purchase Period specified in the offering. Partial withdrawals will not be permitted.

     12. Purchase of Shares. As of the last day of each calendar month during any offering, the account of each participating employee shall be totaled and the Alternative Offering Price determined. When a participating employee shall have sufficient funds in his account to purchase one or more full shares at the lower of either the Offering Price or the Alternative Offering Price as of that date, the employee shall be deemed to have exercised his purchase rights to purchase such share or shares at such lower price; his account shall be charged for the amount of the purchase; and shares shall be credited to the employee's Smith Barney Shearson account within 10 business days following July 31, October 31, January 31 and April 30 of each Purchase Plan year, for such number of shares as his payroll deductions have purchased during the quarter ending on such dates. Subsequent shares covered by the employee's purchase right will be purchased in the same manner, whenever sufficient funds have again accrued in his account. Payroll deductions may be made under each offering to the extent authorized by the employee, subject to the maximum and minimum limitations imposed for such offering. A separate employee account will be maintained with respect to each offering. A participating employee may not purchase a share under any offering beyond 12 months from the effective date thereof. If an employee does not accumulate sufficient funds in his account to purchase a share within 12 months, he will thereupon be deemed to have withdrawn from the offering to the extent of the unfunded shares and the balance of the amount in his account will be refunded.

     13. Registration of Certificates. Certificates will be registered only in the name of the employee, unless the employee completes and forwards a Transaction Order Form to Smith Barney Shearson instructing that the certificate(s) be issued in the employee's name jointly with a member of his or family, with right of survivorship. An employee who is a resident of a jurisdiction which does not recognize such a joint tenancy may have certificates registered in his or her name as tenant in common with a member of his her family, without right of survivorship. (The Transaction Order Forms are available from the Human Resources Department.)

     14. Rights as a Stockholder. None of the rights or privileges of a stockholder of the Corporation shall exist with respect to shares purchased under the Plan unless and until certificates representing such full shares have been issued.

     15. Termination of Employment Except by Death. In the event that an employee shall cease to be employed by the Corporation or by any of its subsidiaries for any reason other than death and shall no longer be in the employ of any of them, subject to the condition that no purchase right shall be exercisable after the expiration of 27 months from the date it is granted, such former employee shall have the right to exercise the purchase right at any time within three months after such termination of employment. Whether authorized leave of absence or absence for military or governmental service shall constitute termination of employment for the purposes of the Plan, shall be determined by the Committee, which determination, unless overruled by the Board of Directors, shall be final and conclusive.

     16. Death of Grantee and Transfer of Purchase Right. If an employee shall die while in the employ of the Corporation or any of its subsidiaries or within a period of three months after the termination of such employment and shall not have fully exercised a purchase right, the purchase right may be exercised (subject to the condition that no purchase right shall be exercisable after the expiration of 27 months from the date it is granted) at any time within six months after the grantee's death, by the executors or administrators of the grantee or by any person or persons who shall have acquired the purchase right directly from the grantee by bequest or inheritance.

     No purchase right shall be transferable by the grantee otherwise than by will or by the laws of descent and distribution.

     17. Purchase Rights Not Transferable. Purchase rights under this Plan are not transferable by a participating employee other than by will or the laws of descent and distribution, and are exercisable during the employee's lifetime only by the employee.

     18. Application of Funds. All funds received or held by the Corporation under this Plan may be used for any corporate purpose.

     19. Adjustment in Case of Changes Affecting Common Stock. In the event of subdivision of outstanding shares of Common Stock, or the payment of a stock dividend with respect to the Common Stock of 10% or more, the number of shares reserved or authorized to be reserved under this Plan, including shares covered by outstanding grants to participating employees, shall be increased proportionately, and the Offering Price for each participant at such time reduced proportionately, and such other adjustment shall be made as may be deemed equitable by the Committee or by the Board of Directors. In the event of any other change affecting the Common Stock such adjustment shall be made as may be deemed equitable by the Board of Directors to give proper effect to such event.

     20. Amendment of the Plan. The Board of Directors may at any time, or from time to time, amend this Plan in any respect, except that no amendment shall be made without the approval of the stockholders of the Corporation (other than as provided in Section 19 (i) increasing or decreasing the number of shares to be reserved under this Plan or (ii) decreasing the purchase price per share.

     21. Termination of the Plan. The Plan and all rights of employees under any offering hereunder shall terminate:

     (a) on the day that participating employees exercise purchase rights to purchase a number of shares equal to or greater than the number of shares remaining available for purchase. If the number of shares so purchasable is greater than the shares remaining available, the available shares shall be allocated by the Committee among such participating employees in such manner as it deems fair; or
     (b) at any time, at the discretion of the Board of Directors.

     No offering hereunder shall be made which shall extend a Purchase Period beyond April 30, 2005. Upon termination of this Plan, all amounts in the accounts of participating employees shall be promptly refunded.

     22. Governmental Regulations. The Corporation's obligation to sell and deliver Common Stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such stock.

     23. Indemnification of Committee. In addition to such other rights of indemnification as they may have as Directors or as members of the Committee, the members of the Committee shall be indemnified by Millipore Corporation against the reasonable expenses, including attorneys' fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any purchase right granted thereunder, and against all amounts paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit, or proceeding that such Committee member is liable for negligence or misconduct in the performance of his duties; provided that within 60 days after institution of any such action, suit or proceeding a Committee member shall in writing offer the Company the opportunity, at its own expense, to handle and defend the same.

     24. Approval of Stockholders. The Plan shall not take effect until approved by the stockholders of the Corporation, which approval must occur within the period beginning with the adoption of the Plan by the Board of Directors and ending twelve months after the date the Plan is so adopted.

                 PART II UNDERTAKINGS AND OTHER INFORMATION
                         NOT REQUIRED IN PROSPECTUS

Item 3.   Incorporation of Documents by Reference.

          The information required by this Item is set forth in the prospectus forming a part of this Registration Statement under the heading "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" which is hereby incorporated herein by reference.

Item 4.   Description of Securities.

          The information required by this Item is set forth in the prospectus forming a part of this Registration Statement under the heading "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" which is hereby incorporated herein by reference.

Item 5.   Interests of Named Experts and Counsel.

          The information required by this Item is set forth in the prospectus forming a part of this Registration Statement under the headings "EXPERTS" and "LEGAL MATTERS" which is hereby incorporated herein by reference.

Item 6.   Indemnification of Directors and Officers.

          The information required by this Item is set forth in summary form in the Prospectus forming a part of this Registration Statement under the heading "INDEMNIFICATION" which is hereby incorporated herein by reference.

Item 7.   Exemption from Registration Claimed.  Not applicable.

Item 8.   Exhibits.

     (4) Instruments defining Rights of Security Holders The Millipore Corporation 1995 Employees' Stock Purchase Plan - Included as Exhibit "A" to the Prospectus included in Part I of this Registration Statement

               Registrant's Amendment to Restated Articles of Organization dated May 22, 1987 and By Laws incorporated herein by reference to Exhibit 3 to Registrant's Annual Report on Form 10-K for Registrant's fiscal year ended December 31, 1994.

     (5) Opinion of Geoffrey Nunes, Esq., dated May 1, 1995 as to the legality of shares of Millipore Common Stock

     (23) Consent of Independent Certified Public Accountants

     (24) Powers of Attorney

Item 9.   Undertakings.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement elating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona-fide offering thereof.

     (e) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Bedford, State of Massachusetts, on May 1, 1995.

                                   MILLIPORE CORPORATION


                                   By/s/ Geoffrey Nunes
                                     Geoffrey Nunes
                                     Senior Vice President

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.



SIGNATURE                     TITLE                         DATE






/s/John A. Gilmartin*         Chairman, President,     February 9, 1995
John A. Gilmartin             Chief Executive Officer
                              and Director


/s/Michael P. Carroll         Vice President and       May 1, 1995
Michael P. Carroll            Chief Financial Officer
                              (Registrant's Principal
                              Financial and Accounting
                              Officer)


/s/Charles D. Baker      *
Charles D. Baker              Director                 February 9, 1995


/s/Samuel C. Butler      *    Director                 February 9, 1995
Samuel C. Butler


/s/Mark Hoffman          *    Director                 February 9, 1995
Mark Hoffman


/s/Gerald D. Laubach     *    Director                 February 9, 1995
Gerald D. Laubach

/s/Steven Muller         *    Director                 February 9, 1995
Steven Muller


/s/Thomas O. Pyle        *    Director                 February 9, 1995
Thomas O. Pyle


/s/John F. Reno          *    Director                 February 9, 1995
John F. Reno

                    *By/s/ Geoffrey Nunes
                         Geoffrey Nunes
                         Attorney in fact

May 1, 1995


Securities and Exchange Commission
Judiciary Place
450 Fifth Street, NW
Washington, D.C.  20549

Dear Sirs:

In connection with the proposed offer and sale of 200,000 shares of Common Stock, $1.00 Par Value per share (the "Stock") of Millipore Corporation (the "Corporation) to be used pursuant to the Millipore Corporation 1995 Employees' Stock Purchase Plan (the "Plan"), as set forth in the Registration Statement on Form S-8, I have examined the Restated Articles of Organization and By-Laws of the Company, all as amended to date, such records of its corporate proceedings as I deemed material, the Registration Statement and such other certificates, records and documents as I deemed necessary for purposes of this opinion. Based upon the foregoing, I am of the opinion that:

     1. The Corporation is a duly organized and existing corporation under the laws of the Commonwealth of Massachusetts.

     2. The 200,000 shares covered by the Registration Statement, which are reserved for issuance to employees of the Corporation pursuant to the exercise of stock purchase rights to be granted under the Plan will, upon issuance and delivery pursuant to the Plan, be duly and validly authorized and issued and fully paid and non-assessable.

     3. The Plan is not subject to the provisions of the Employees' Retirement Income Security Act of 1974 ("ERISA").

     I am an officer and stockholder of the Company.

Very truly yours,

MILLIPORE CORPORATION

/s/ Geoffrey Nunes
Geoffrey Nunes
Senior Vice President
and General Counsel

                     CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this registration statement of Millipore Corporation on Form S-8 for the Millipore Corporation 1995 Employees' Stock Purchase Plan of our report dated January 26, 1995, on our audits of the consolidated financial statements and financial statement schedules of Millipore Corporation as of December 31, 1994 and 1993, and for the three years in the period ended December 31, 1994, which are included or incorporated by reference in the Millipore Corporation Annual Report on Form 10-K. We also consent to the reference to our firm under the caption "Experts".




                              /s/ COOPERS & LYBRAND L.L.P.

Boston, Massachusetts
May 1, 1995

                              POWER OF ATTORNEY




     KNOW ALL MEN BY THESE PRESENTS, that the undersigned Officers and Directors of Millipore Corporation (the "Corporation") do hereby constitute and appoint John A. Gilmartin, Geoffrey Nunes, and Michael P. Carroll, and each of them individually, their true and lawful attorneys and agents to execute on behalf of the Corporation, a Registration Statement on Form S-8 relating to shares to be issued pursuant to the Corporation's 1995 Employees Stock Purchase Plan, the said shares being the shares to be issued to eligible employees of the Corporation and its subsidiaries pursuant to the Plan.

     IN WITNESS WHEREOF, Millipore Corporation has caused this Power of Attorney to be executed in its name and by its Chief Executive Officer, and its corporate seal to be affixed and attested by its Assistant Clerk, and the undersigned Officers and Directors have hereunto set their hands and seals this 9th day of February, 1995.


SIGNATURE                          TITLE                         DATE




/s/John A. Gilmartin          Chairman, President,     February 9, 1995
John A. Gilmartin             Chief Executive Officer
                              and Director




/s/Charles D. Baker
Charles D. Baker              Director                 February 9, 1995




/s/Samuel C. Butler           Director                 February 9, 1995
Samuel C. Butler




/s/Mark Hoffman               Director                 February 9, 1995
Mark Hoffman




/s/Gerald D. Laubach          Director                 February 9, 1995
Gerald D. Laubach

Power of Attorney
S-8 Registration Statement
1995 Employees Stock Purchase Plan





SIGNATURE                          TITLE                         DATE




/s/Steven Muller              Director                 February 9, 1995
Steven Muller




/s/Thomas O. Pyle             Director                 February 9, 1995
Thomas O. Pyle




/s/John F. Reno               Director                 February 9, 1995
John F. Reno